Exhibit 10.2

AGREEMENT AND GENERAL RELEASE

Veeco Instruments Inc., having offices at Terminal Drive, Plainview, NY 11803 on behalf of itself and its subsidiaries (collectively, "Company"), and John Peeler ("Board Member"), agree that:

1.Last Day of Service. Board Member’s last day of service for the Company will be May 7, 2020 (the “Separation Date”).

2. Prior Employment Agreement. The Board Member and the Company are parties to an agreement (the “Employment Agreement”) in connection with the Board Member’s previous employment with the Company, which employment ended on October 1, 2019. The Employment Agreement was amended on September 4, 2018 (the “Amended Agreement”). For the avoidance of doubt, and notwithstanding any provision to the contrary contained herein, Section 3(c)(ii) of the Amended Agreement regarding the COBRA, shall survive without modification.

3.Consideration. In consideration for Board Member (i) signing this Agreement during the period beginning on the Separation Date and ending on the date which is twenty-one 21 days following the Separation Date (it being understood that this Agreement shall expire if not executed on or prior to the 21st day following the Separation Date), and (ii) complying with the promises made herein and not revoking execution pursuant to Section 3 below, Company agrees:

(a)	all outstanding shares of time-based restricted stock held by Board Member at the Separation Date shall become vested and the restrictions with regard thereto shall lapse on the first business day following the expiration of the revocation period specified in Section 3 below, and

(b)	all outstanding performance-based restricted stock units (“PRSU”) will continue to be outstanding for the duration of the applicable performance period, after which any portion of the PRSU award that would otherwise have been earned in accordance with its terms, notwithstanding the Board Member’s termination of service, shall be considered earned and immediately vested, and

(c)	any options to purchase shares of Veeco common stock which are held by the Board Member as of the Separation Date shall remain exercisable until the earlier of (x) 36 months following the date of such termination and (y) the expiration of the original term of such options.

Board Member understands and agrees that he would not receive the monies and/or benefits specified herein in the absence of Board Member’s execution of this Agreement and his fulfillment of the promises contained herein.

4.Revocation. Board Member may revoke this Agreement for a period of seven (7) days following the day he executes this Agreement. Any such revocation must be in writing and must be delivered either personally or by email or fax (in each case, with telephonic confirmation and original to follow by first class mail) within this period to:

Veeco Instruments Inc.

Attention: Robert W. Bradshaw

1 Terminal Drive

Plainview, NY 11803

Fax: 516-714-1219

If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Board Member is located, then the revocation period shall not expire until the next day which is not a Saturday, Sunday, or legal holiday.

5.General Release of Claims. In exchange for the consideration set forth in Section 3 above, Board Member knowingly and voluntarily releases and forever discharges Company, and its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns and its and their employees, officers, directors, attorneys and agents, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (referred to collectively throughout the remainder of this Agreement as "Company"), of and from any and all claims, known and unknown, which Board Member, Board Member’s heirs, executors, administrators, successors, and assigns (referred to collectively throughout the remainder of this Agreement as "Board Member") have or may have against Company as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act;
•	Title VII of the Civil Rights Act of 1964;
•	The Civil Rights Act of 1991;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act of 1974;
•	The Immigration Reform and Control Act;
•	The Americans with Disabilities Act of 1990;
•	The Worker Adjustment and Retraining Notification Act;
•	The Occupational Safety and Health Act;
•	The Fair Credit Reporting Act;
•	The Family and Medical Leave Act of 1993;
•	The Age Discrimination in Employment Act of 1967;
•	The Older Workers Benefit Protection Act of 1990;
•	New York Human Rights Law, N.Y. Exec. Law § 296, et. seq.;
•	New York City Human Rights Law, NYC Code § 8-101;
•	New York Equal Pay Law, N.Y. Lab. Law §194,
•	New York Equal Rights Law, N.Y. Civ. Rights §40e,
•	New York Off-duty Conduct Lawful Activities Discrimination Law, N.Y. Lab. Law. §201-d;
•	New York Minimum Wage Act, N.Y. Lab. Law §§ 650 to 665;
•	New York Wage and Hour Law, N.Y. Lab. Law § 190 et seq.;
•	New York Whistleblower Statute, N.Y. Lab Law. § 740.
•	The New York Labor Law;
•	any amendments to the foregoing statutes;
•	any other federal, state or local civil, human rights, bias, whistleblower, discrimination, retaliation, compensation, employment, labor or other law regulation or ordinance;
•	any benefit, payroll or other plan, policy or program;
•	any public policy, contract, third-party beneficiary, tort or common law claim; or
•	any claim for costs, fees, or other expenses including attorneys’ fees.

6.Exclusions From General Release. Excluded from the General Release above are any rights or claims which cannot be waived by law, including (i) claims that may arise after the date Board Member signs this Agreement; (ii) Board Member’s rights under this Agreement; and (iii) any vested rights Board Member may have under any of the Company's employee benefit plans, in accordance with the terms of the applicable plan documents. Also excluded from the General Release is the Board Member’s right to file a charge with an administrative agency or participate in any agency investigation. Board Member is, however, waiving his right to recover money in connection with any such charge or investigation. Board Member is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

Covenant Not to Sue. A "covenant not to sue" is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of Claims covered above. Besides waiving and releasing the claims set forth above in the General Release paragraph, the Board Member further agrees never to sue the Company in any forum for any reason covered by the General Release paragraph. If he sues the Company, the Board Member shall be liable to the Company for its reasonable attorneys' fees and other litigation costs incurred in defending against such a suit. Notwithstanding this Covenant Not to Sue, the Board Member may bring a claim against the Company to enforce this Agreement.

7.Affirmations. (a) Board Member affirms that he has been paid and has received all compensation, wages, bonuses, commissions, leave (paid or unpaid) and benefits to which he may be entitled and that no other compensation, wages, bonuses, commissions, leave (paid or unpaid) or benefits are due him, except as provided in this Agreement.

(b)Board Member also affirms that he is in possession of all of Board Member’s property that Board Member had at Company's premises and that Company is not in possession of any of Board Member’s property.

(c)Board Member further affirms that he has no known workplace injuries or occupational diseases and has been provided any leave to which Board Member was entitled under the Family and Medical Leave Act.

(d)Board Member further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by Company or its officers, including any allegations of corporate fraud. Both Company and Board Member acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Board Member agrees that if such an administrative claim is made, Board Member shall not be entitled to recover any individual monetary relief or other individual remedies.

8.Confidentiality; Non-Disparagement. During the five years following the Separation Date, the Board Member will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) as authorized in writing by Company, or (ii) as required by law or legal process, provided, that, prior written notice of such required disclosure is provided to Company and, provided, further, that, all reasonable efforts to preserve the confidentiality of such information shall be made. As used herein, “Confidential Information” shall mean information that (i) is used or potentially useful in Company’s business, (ii) Company treats as proprietary, private or confidential, and (iii) is not generally known to the public. “Confidential Information” includes, without limitation to, information relating to Company’s products or services, processing, manufacturing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of Company’s customers, suppliers and trading partners who may share such information with Company pursuant to a confidentiality agreement or otherwise. The Board Member agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. Board Member agrees not to defame, disparage or demean Company in any manner whatsoever.

9. Non-Competition. For twelve (12) months following the Separation Date (the “Noncompete Period”), the Board Member will not, without the prior written consent of the Company, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with, or in any manner connected with, lend the Board Member’s name to, lend the Board Member’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the former, current or currently contemplated products or activities of the Company or any of its subsidiaries, in any state or the United States or in any country in which the Company or any of its subsidiaries sells products or conducts business; provided, however, that the Board Member may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. The Board Member agrees that this covenant is reasonable with respect to its duration, geographical area, and scope. During the Noncompete Period, the Board Member will, within ten (10) days after accepting any employment, advise the Company of the identity of any employer of the Board Member. Receipt of the benefits provided under Section 3 is conditioned upon compliance by the Board Member with this Section.

10. Non-Solicitation; Non-Hire. For the Noncompete Period, the Board Member hereby agrees that he will not, directly or indirectly, either for himself or any other person: (a) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or such subsidiary, (b) in any way interfere with the relationship between the Company and its subsidiaries and any employee of the Company or any of its subsidiaries, (c) employ, or otherwise engage as an employee, independent contractor or otherwise, any current or former employee of the Company or any of its subsidiaries, other than such former employees who have not worked for the Company or any of its subsidiaries in the prior 12 months; (d) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its subsidiaries to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between the Company and its subsidiaries and any customer, supplier, licensee or business relation of the Company or any of its subsidiaries; or (e) solicit the business of any person known to the Board Member to be a customer of the Company or any of its subsidiaries, whether or not the Board Member had personal contact with such person, with respect to products or activities which compete in whole or in part with the former, current or currently contemplated products or activities of the Company and its subsidiaries or the products or activities of the Company and its subsidiaries in existence or contemplated at the time of termination of the Board Member’s service. Receipt of the benefits provided under Section 3 is conditioned upon compliance by the Board Member with this Section.

11.Governing Law; Severability. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its choice or conflict of laws provisions. If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, the parties agree the court shall have the authority to modify, alter or change the provision(s) in question to make the Agreement legal and enforceable. If this Agreement cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the general release language is found to be illegal or unenforceable, Board Member agrees to execute a reasonable binding replacement release or, if requested by the Company, return the monies paid pursuant to this Agreement.

12.Specific Performance. Each party acknowledges that irreparable damage may occur to the other party in the event any of the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, each party shall be entitled, without the requirement of posting a bond or other security, to seek an injunction to prevent breach of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States of America or any state thereof, in addition to any other remedy to which such party may otherwise be entitled.

13.Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

14.Tax Advice. Board Member acknowledges and agrees that (a) he is responsible for any taxes owing with respect to the payments and benefits to be provided hereunder, (b) he has not relied on any tax advice provided by the Company in connection with the payments and benefits to be provided hereunder, and (c) he has been advised to consult with an independent tax advisor regarding any questions concerning tax matters relating to such payments and benefits.

15.Miscellaneous. Except as otherwise specified in Section 2 above, the terms and conditions herein constitute the entire understanding of the parties and supersede all communications, negotiations, arrangements and agreements, either oral or written, with respect to the subject matter hereof; it being understood that the provisions of the Employee Confidentiality and Inventions Agreement (attached hereto) shall continue according to their terms for the period specified therein. No amendments to or modifications of this Agreement shall be effective unless reduced to writing and executed by the parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the respective successors and assigns of the parties hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. A facsimile copy of a signed counterpart shall be treated the same as a signed original. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

BOARD MEMBER HAS BEEN ADVISED THAT BOARD MEMBER HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE. BOARD MEMBER AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE CONSIDERATION SET FORTH IN SECTION 3 ABOVE, BOARD MEMBER FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS BOARD MEMBER HAS OR MIGHT HAVE AGAINST COMPANY.

The parties knowingly and voluntarily execute this Agreement as of the dates set forth below:

Veeco Instruments Inc. By: /s/ Robert W. Bradshaw Name: Robert W. Bradshaw Title: Chief Administrative Officer Date: May 7, 2020	Board Member /s/ John R. Peeler John R. Peeler Date: May 7, 2020